EXHIBIT 10be

SUPPLEMENTAL INSURANCE RETIREMENT PLAN AGREEMENT

(AMENDED AND RESTATED)

This agreement (the “Agreement”), which was originally effective as of             , by and between C. R. BARD, INC., a domestic corporation organized and existing under the laws of the State of New Jersey (the “Company”), and             (the “Employee”), is hereby amended and restated effective as of the later of the dates indicated on the signature page hereof, as set forth herein below.

WITNESSETH:

WHEREAS, the Employee is employed by the Company in an executive capacity and has discharged duties of Employee in a capable and efficient manner;

WHEREAS, the Company desires to continue to retain the services of the Employee;

WHEREAS, the Company and the Employee desire to amend and restate this Agreement in order to comply with Section 409A of the Internal Revenue Code of 1986, as amended, as well as to clarify the application of certain terms of this Agreement;

NOW, THEREFORE, in consideration of the premises and of the covenants and agreements herein set forth, the parties hereto covenant and agree as follows:

ARTICLE I

Definitions

Whenever used herein, the following terms shall have the meanings specified below:

“Bard Pension Plan” means the Employee Retirement Plan of C. R. Bard, Inc., as amended from time to time.

“Beneficiary” means the individual most recently identified in writing by the Employee on a form specified by the Company for the purpose of receiving benefits under this Agreement in the event of the Participant’s death, or, in the absence of the identification of such an individual, the Employee’s estate.

“Bonus” means the annual payment amount made to the Employee under the regular annual incentive plan of the Company in which the Employee participates, and any similar incentive bonus payment otherwise made during the Plan Year.

“Change of Control” means (x) the beneficial ownership at any time hereafter by any person, as defined herein, of capital stock of the Company, the voting power of which constitutes 25% or more of the general voting power of all of the Company’s outstanding capital stock or (y) a change in a majority of the Board of Directors of the Company during any period of two years or less. No sale to underwriters or private placement of its capital stock by the Company, nor any acquisition by the Company, through merger, purchase of assets or otherwise, effected in whole or in part by issuance or reissuance of shares of its capital stock, shall constitute a Change of Control. For purposes of the definition of “Change of Control,” the following definitions shall be applicable:

(a) The term “person” shall mean any individual, corporation or other entity.

(b) Any person shall be deemed to be the beneficial owner of any shares of capital stock of the Company;

(i) which that person owns directly, whether or not of record, or

(ii) which that person has the right to acquire pursuant to any agreement or understanding or upon exercise of conversion rights, warrants, or options, or otherwise, or

(iii) which are beneficially owned, directly or indirectly (including shares deemed owned through application of clause (ii) above), by an “affiliate” or “associate” (as defined in the rules of the Securities and Exchange Commission under the Securities Act of 1933) of that person, or

(iv) which are beneficially owned, directly or indirectly (including shares deemed owned through application of clause (ii) above), by any other person with which that person or his “affiliate” or “associate” (defined as aforesaid) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of capital stock of the Company,

(c) The outstanding shares of capital stock of the Company shall include shares deemed owned through application of clauses (b) (ii), (iii) and (iv), above, but shall not include any other shares which may be issuable pursuant to any agreement or upon exercise of conversion rights, warrants or options, or otherwise, but which are not actually outstanding.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Allocation” means the percentage of each Employee’s Total Compensation that is deemed allocated to the Participant’s Retirement Account for a Plan Year, in accordance with Section 2.2 of this Agreement.

“Disability Benefit” means the benefit payable to the Employee under Article V of this Agreement in the event that he or she incurs a Disability.

“Disability” means a total and permanent disability under the C. R. Bard, Inc. Long Term Disability Plan.

“Early Retirement” means retirement after an Employee has become eligible for early retirement as defined in the Bard Pension Plan.

“Earnings Rate” means the rate determined from time to time by the Company, subject to a minimum Earnings Rate of 4.5%. Effective January 1, 1991, the Company determined the Earnings Rate to be 7.0%.

“Effective Date” means the date on which this Agreement originally became effective without regard to any date on which this Agreement was amended and restated.

“Imputed Earnings” means the earnings imputed to Retirement Accounts in accordance with Section 2.4 of this Agreement.

“Key Employee” means a Key Employee as defined in Section 409A of the Code and any regulations promulgated thereunder.

“Monthly Company Allocation Percentage” means the percentage determined in accordance with the schedule in Section 2.2(b) of this Agreement based on the Employee’s age.

“Normal Retirement Age” means the normal retirement age as defined in the Bard Pension Plan.

“Normal Retirement Date” means the normal retirement date for the Employee as defined in the Bard Pension Plan.

“Plan Year” means the calendar year.

“Pre-Retirement Death Benefit” means the benefit payable to the Employee’s Beneficiary under this Agreement in the event that the Employee dies prior to termination of employment with the Company.

“Retirement” or “Retired” means the occurrence of any event which would cause the Company to become obligated to pay Retirement Benefits in accordance with Article IV below.

“Retirement Account” means the bookkeeping account the Company maintains in connection with this Agreement in the Employee’s name to which all Company Allocations and the Imputed Earnings are credited, in accordance with Article II hereof.

“Retirement Benefits” means the benefits payable to the Employee as a result of the events specified in, and in accordance with, Article IV below.

“Salary” means the Participant’s regular annual base salary, as in effect immediately prior to the first to occur of the Participant’s death, incurring a Disability, Retirement or other termination of employment.

“Total Compensation” means, for each Employee for any Plan Year, the sum of the Employee’s Salary and Bonus for that Plan Year, denominated in currency of the Employee’s primary residence for that Plan Year.

ARTICLE II

Retirement Accounts

2.1	Retirement Accounts. The amount of an Employee’s Retirement Benefits will be based upon the accumulation in the Employee’s Retirement Account, which is credited with the Company Allocation and the Imputed Earnings, as specified in this Article II below.

2.2	Company Allocation. On the first day of each month beginning after the Effective Date until the month immediately preceding that in which payment of Retirement Benefits commences, the Company shall make a Company Allocation to each Employee’s Retirement Account in an amount equal to the amount determined through application of the following four steps:

(a) First, the Employee’s Total Compensation as of the first day of each month shall be divided by 12.

(b) Second, a Monthly Company Allocation Percentage shall be determined for the Employee in accordance with the following schedule based on the Employee’s age as of the first day of the month:

Age	Monthly Company Allocation Percentage
25-44	2.40%
45-49	4.80%
50-54	12.00%
55-61	19.20%

(c) Third, a Company Allocation Percentage Multiplier shall be determined for the Employee in accordance with the following schedule based on the Employee’s level with the Company:

Level	Description	Multiplier
One (CMC)	CEO, COO, their direct reports and any others so designated by the CEO	1.1

Two (CVPDH)	Other Corporate Officers and Division Heads	0.8

Three (CDS)	Other Corporate and Division staff	0.5

(d) Fourth, the result of the calculation in 2.2(a) above shall be multiplied by the Monthly Company Allocation Percentage determined under 2.2(b), the product of which shall be further multiplied by the Company Allocation Percentage Multiplier determined in accordance with 2.2(c).

2.3	Cessation of Company Allocations. No further Company Allocations shall be made following the earlier to occur of the Employee’s death, Retirement, other termination of employment with the Company or attainment of age 62. Nevertheless, Imputed Earnings shall continue to be credited as specified in Section 2.4 below.

2.4	Imputation of Earnings. On the first day of each month beginning after the Effective Date until the earlier to occur of (i) the Employee’s termination of employment with the Company prior to becoming eligible for Early Retirement (at any time other than within three (3) years following a Change of Control) and (ii) the final payment of the Employee’s Retirement Benefits (in the event such Retirement Benefits become payable), the Company shall credit imputed earnings to each Employee’s Retirement Account at the Earnings Rate in effect on such date. For this purpose, imputed earnings are calculated by multiplying the monthly equivalent of the Earnings Rate (the 12th root of the Earnings Rate) by the sum of (or the difference between) the prior month’s balance of the Employee’s Retirement Account and the Company Allocations (or distributions) credited to (or distributed from) the Retirement Account on the first day of the current month.

2.5	Annual and Interim Recomputations. The Retirement Benefit is recomputed each year taking into account any Company Allocations credited, any benefit payments made, and the Imputed Earnings credited since the prior annual recomputation. When an event takes place that triggers the commencement of payment of Retirement Benefits, an interim recomputation is made through the month in which such event occurred. Thereafter, annual recomputations continue during the payout period.

ARTICLE III

Pre-Retirement Death Benefit.

3.l	Generally. In the event the Employee dies prior to termination of employment, the Company shall pay to Employee’s designated beneficiary, or in the absence of a beneficiary, to the Employee’s estate, a Pre-Retirement Death Benefit calculated in accordance with Section 3.2 of this Agreement, commencing as soon as practicable on or after the first day of the month following Employee’s death, and in the form set forth in Section 3.3 of this Agreement.

3.2	Calculation of Benefit. The Pre-Retirement Death Benefit payable under Section 3.1 of this Agreement shall equal the sum of:

(a) The greater of (i) 2.5 times the Employee’s Salary at the time of his or her death and (ii) the balance of the Employee’s Retirement Account at the time of his or her death; plus

(b) A salary continuation benefit in the amount of 3 times the Employee’s Salary at the time of death.

3.3	Form of Payment. The portion of the Pre-Retirement Death Benefit determined under Section 3.2(a) of this Agreement shall be paid in equal installments over 60 months. The portion of the Pre-Retirement Death Benefit determined under Section 3.2(b) of this Agreement (i.e., the salary continuation benefit) shall be paid in two parts: an immediate payment of 50% of the Employee’s Salary at the time of death, plus 2.5 times the Employee’s Salary at the time of death paid out in equal installments over 60 months.

3.4	Key Employee Insurance. Notwithstanding the foregoing, if the Employee has a Key Employee Insurance Agreement in effect on the date of this Agreement with the Company, the Company shall pay the Employee the portion of the Pre-Retirement Death Benefit determined under Section 3.2(b) of this Agreement, but not the portion determined under Section 3.2(a) of this Agreement.

ARTICLE IV

Retirement

4.1	Generally. If the Employee terminates employment with the Company after becoming eligible for Early Retirement, the Company shall pay to the Employee Retirement Benefits in monthly installments calculated in accordance with Section 4.2 below for 180 months starting with the first business day of the month following the month in which the Employee’s Early Retirement occurred, or, if commencing payments on that date is not practicable, as soon as practicable thereafter but not later than the fifth business day of the month following the month in which the Employee’s Early Retirement occurred.

4.2	Calculation of Benefit. The monthly Retirement Benefit payable under Section 4.1 above shall be calculated as follows:

(a) The payment amount for the first month will be equal to the current Retirement Account balance at the beginning of the month divided by the number of remaining payments (180 for the first month).

(b) This amount will remain level each month for the remainder of the Plan Year.

(c) The remaining balance in the Retirement Account will continue to be credited with earnings according to Section 2.4 of this Agreement.

(d) On the first day of each subsequent Plan Year, the monthly payment amount will be recalculated by dividing the then current balance by the number of remaining payments. The result will be a monthly payment amount that will be level for the respective Plan Year.

4.3.	Payout Schedule. Upon Retirement, the Employee will receive a payout schedule that is computed in accordance with the foregoing.

4.4	Death During Payout. If the Employee dies after commencement of payment of his or her Retirement Benefits but before the full payment of such benefits, the Company shall pay the unpaid monthly Retirement Benefits, if any, to the Beneficiary in accordance with the same schedule applicable to the Employee. Notwithstanding the foregoing, if the amount so payable would be less than $20,000, it is the practice of the Company (which it reserves the right to terminate) to increase the payment to $20,000 and to pay the same in a lump sum to the Beneficiary.

ARTICLE V

Disability

5.1	Generally. In the event the Employee incurs a Disability while in the employ of the Company, then (a) if the Employee remains disabled on Employee’s Normal Retirement Date then Employee shall be eligible to receive benefits under Article IV hereof as if Employee had terminated employment with the Company on Employee’s Normal Retirement Date, or (b) if the Employee’s Disability ceases after the Employee becomes eligible for Early Retirement (but prior to the Employee’s Normal Retirement Date) and Employee does not return to active employment, then Employee shall be eligible to receive benefits under Article IV hereof as if Employee had terminated employment with the Company on the date Employee’s Disability ceased. In the event the Employee incurs a Disability, and dies prior to the Employee’s Normal Retirement Age while the Employee remains Disabled, the Pre-Retirement Death Benefit described in Article III of this Agreement shall be paid to the Beneficiary.

ARTICLE VI

Change of Control

6.1	Generally. If a Change of Control occurs prior to the Employee’s Normal Retirement Date and the Employee’s employment with the Company or its successor terminates within three (3) years after the date of the Change of Control but prior to the Employee’s Normal Retirement Date (so that Employee would not otherwise be entitled to full benefits under this Agreement), the Company shall pay to the Employee, or Employee’s Beneficiary in the event employee shall not survive until age 65, as soon as practicable following the Employee’s termination date the single sum present value (determined in accordance with Section 6.2 of this Agreement) of the monthly Retirement Benefits determined under Article IV of this Agreement which would have been payable had Employee retired on the day after Employee’s 65th birthday. For purposes of determining the projected monthly Retirement Benefits as required by the preceding sentence, the Company shall estimate the Total Compensation of the Employee for each year for which the Employee’s Total Compensation is unknown (an “Unknown Year”) until the year in which the Employee’s 65th birthday occurs. The estimate used for the first Unknown Year shall be the greater of (x) the Employee’s Total Compensation for the year immediately preceding his or her termination of employment or (y) his or her Total Compensation for the year ending immediately prior to the year in which the Change of Control occurred. The estimated Total Compensation for each subsequent Unknown Year shall be equal to the previous year’s estimated Total Compensation increased by 6%.

6.2	Calculation of Benefit. The single sum present value under Section 6.1 of this Agreement shall be determined by:

(a) calculating the monthly Retirement Benefit determined under Section 6.1 of this Agreement which would be payable over a period of 180 consecutive months commencing on the first of the month following the month in which the Employee attains (or would have attained had Employee survived) age 65; and

(b) discounting the stream of payments calculated in Section 6.2(a) of this Agreement back to the date on which the benefit is payable using a discount rate of 4.29%, which is the rate of interest used for determining the present value of lump sum payments under the Bard Pension Plan as in effect on the date on which this amended and restated Agreement was approved by the Compensation Committee of the Company’s Board of Directors.

6.3	Other Elections. Notwithstanding anything herein to the contrary, Employee may elect in writing on a form prescribed by the Company, to receive his or her benefit on the first day of the month following the month in which he or she turns any age, provided such date is after the date on which he or she would otherwise receive his or her benefit under Section 6.1 of this Agreement. In order to be effective such election must either (x) be made at least twelve (12) months in advance of when his or her benefit would otherwise be payable under Section 6.1 of this Agreement and result in a delay of the payment of the benefit of at least five years from the date on which the benefit would otherwise be payable under Section 6.1 of this Agreement; or (y) be made before January 1, 2006.

ARTICLE VII

Key Employee Distributions

7.1	Six-Month Delay. To the extent required in order to comply with Section 409A of the Code, no distribution under this Agreement that is triggered by the termination of the Employee’s employment with the Company shall be made within six (6) months following the Employee’s termination of employment with the Company. Any distributions otherwise scheduled to be made within such period shall be paid as soon as practicable following the expiration of this six-month period without delaying any subsequently scheduled payments.

ARTICLE VIII

Claims Procedures

8.1	Initial Claim. If the Employee believes that he or she is being denied a benefit to which he or she is entitled under the Agreement, he or she may file a written request for such benefit with the Compensation Committee of the Board of Directors of the Company or its delegate (hereinafter referred to for purposes of this Article as the “Committee”), setting forth the claim.

8.2	Initial Claim Response. The Committee shall deliver a reply to the Employee within 90 days of receipt of the claim. The Committee may, however, extend the reply period for an additional 90 days for reasonable cause and by providing notice to the Employee, in writing, of the extension within the original 90 day period. Any denial of the claim, in whole or in part, shall set forth the following: the specific reason for the denial; the specific reference to pertinent provisions of this Agreement upon which the denial is based; a description of any additional materials or information necessary for the Employee to perfect the claim; appropriate information as to the steps the Employee should take to appeal the denial; the time limits for requesting an appeal; and a statement of the Employee’s right to bring an action under Section 502 of ERISA upon a claim denial on appeal.

8.3.	Appeal. Within 60 days after receipt by the Employee of the denial, the Employee may request in writing that the Committee review its determination. The Employee or his or her authorized representation may, but need not, review pertinent documents and submit issues and comments in writing for consideration by the Committee. If the Employee does not request a review of the initial determination within the 60 day time period, the Employee shall be barred and stopped from challenging the determination.

8.4	Appeal Response. Within 60 days after the Committee’s receipt of a request for appeal, it shall review the initial denial. After considering all materials presented to the Committee, the Committee shall render an opinion, drafted in a manner calculated to be understood by the Employee, setting forth the specific reasons for the denial and containing specific references to the pertinent provisions of the Agreement upon which the decision is based and a statement of the Employee’s right to bring an action under Section 502 of ERISA. If special circumstances require that the 60 day time period be extended, the Committee shall so notify the Employee and shall render the decision as soon as possible, but no later than 120 days after receipt of the request for review.

ARTICLE IX

Miscellaneous

9.1	No Right of Continued Employment. This Agreement shall not be construed as granting to Employee any right with respect to continuance of employment by the Company or a subsidiary thereof. The right of the Company or any subsidiary thereof to terminate the Employee’s employment with it at any time at will is specifically reserved. The right of the Employee to terminate Employee’s employment with the Company at any time at will is specifically reserved.

9.2	Consulting Services. Upon the commencement of the retirement benefits as herein provided, the Employee agrees following such commencement of retirement benefits to hold himself available, on reasonable notice and at the request of the Board of Directors of the Company, to render consulting services.

9.3

Employee Covenants. As set forth more fully in the Agreement Relating to Inventions, Trade Secrets and Confidential Information with Covenant Not to Compete, dated             (the “Confidentiality and Non-Compete Agreement”), the Employee agrees that, in consideration of the benefits under this

Agreement, he or she will not directly or indirectly enter into or in any manner take part in any business, profession or other endeavor, either as an employee, agent, independent contractor or owner, which, in the opinion of the Company, shall be in competition with the business of the Company, which opinion of the Company shall be final and conclusive for the purposes hereof. As set forth in the Confidentiality and Non-Compete Agreement, the Employee shall not divulge any trade or business secrets or any other confidential information of the Company to any person not employed by the Company unless so authorized by the Company. Notwithstanding any time limitations on the Employee’s duties of confidentiality and non-competition set forth in the Confidentiality and Non-Compete Agreement, if the Employee shall fail to observe any of the covenants of this Section 9.3 and shall continue to breach any covenant herein contained for a period of thirty days after the Company shall have advised Employee of such breach by written notice, then any of the provisions hereof or in the Confidentiality and Non-Compete Agreement to the contrary notwithstanding, the Employee agrees that no further payments shall be due or payable by the Company hereunder either to the Employee or to the Employee’s designated beneficiary and that the Company shall have no further liability hereunder. No exception to or waiver of the foregoing provision shall be enforceable unless set forth in writing signed by the Chief Executive Officer of the Company.

9.4	No Assignment or Attachment. Neither the Employee nor the Employee’s Beneficiary shall have any right to commute, sell, assign, transfer or otherwise convey the rights to receive any payment hereunder, which payments and all the rights thereto are expressly declared to be non-assignable and non-transferable, and in the event of any attempted assignment or transfer, the Company shall have no further liability hereunder. No benefit payment shall, in any manner be subject to garnishment, attachment, execution, levy, debts, contracts, liabilities, engagements or torts of the Employee or Employee’s designated beneficiary or estate.

9.5.	Successors. Except as herein provided, this Agreement shall be binding upon the parties hereto, their heirs, executors, administrators, successors (including but not limited to successors resulting from any corporate merger or acquisition) or assigns.

9.6	Death of Beneficiary. If the Beneficiary survives the Employee but dies prior to receiving full payment of the benefits remaining to be paid to the Employee, the amounts remaining to be paid to the beneficiary shall be paid to the estate of the Beneficiary.

9.7	Amendment and Termination. Subject to the last sentence of Section 9.3 of this Agreement, during the lifetime of the Employee, this Agreement may be amended, terminated, or revoked at any time, or times, in whole or in part, by the mutual written agreement of the Employee and the Company.

Notwithstanding anything herein to the contrary, the Company may from time to time in its sole discretion unilaterally amend the specific methodologies and formulas used in calculating and paying benefits, subject to applicable law and provided that (x) any revisions to a specific formula shall apply only on a prospective basis and shall in no event provide an aggregate Pre-Retirement Death Benefit or Retirement Benefit, as the case may be, that is less than the aggregate amount of such benefit expressly required by the specific terms of the Agreement as in effect immediately prior to the amendment; (y) no such amendment shall directly or indirectly reduce the balance that is in any such Employee’s Retirement Account as of the effective date of such revision; and (z) no such amendment will be applied to reduce the benefit payable with respect to any former employee or Beneficiary after such benefit has become payable.

9.8	Withholding of Taxes. The Company will have the power and the right to deduct or withhold an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising under this Agreement.

9.9	Unfunded Status of this Agreement. Nothing in this Agreement shall be construed to be contrary of the following:

(a) The Retirement Account represents at all times an unfunded and unsecured contractual obligation of the Company. The Employee and any Beneficiaries will be unsecured creditors of the Company with respect to all obligations owed to them under this Agreement, and the Company’s obligations will be satisfied solely out of the general assets of the Company, subject to the claims of its creditors.

(b) Neither the Employee nor any Beneficiary will have any interest in any fund or in any specific asset of the Company of any kind by reason of any amount credited to him or her hereunder, nor shall the Employee or any Beneficiary or any other person have any right to receive any distribution under the Agreement except as, and to the extent, expressly provided in the Agreement.

(c) Any reserve or other asset that the Company may establish or acquire to assure itself of the funds to provide payments required under this Agreement shall not serve in any way as security to the Employee or any Beneficiary for the performance of the Company’s obligations under this Agreement.

9.10	Counterparts. This Agreement shall be executed in counterparts, each copy of which so executed and delivered shall be an original, but both copies shall together constitute one and the same document.

9.11	Governing Law. This Agreement shall be construed in accordance with the laws of the State of New Jersey.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement effective as of the date set forth above.

	(Employee)	Date

C. R. BARD, INC.

By:
	Bronwen K. Kelly Vice President, Human Resources C.R. Bard, Inc.	Date